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Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
TKT Europe-5S AB	Sweden
TKT Securities Corp.	Massachusetts
TKT UK Ltd.	United Kingdom

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  Exhibit 21.1
Subsidiaries of the Registrant